Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & COO	Vice President Corporate Affairs and Communications
(616) 878-8793	(616) 878-2830

SpartanNash Announces Third Quarter Fiscal Year 2015 Financial Results

Adjusted Third Quarter EPS from Continuing Operations Improved to $0.49 per Diluted Share; Reported EPS from Continuing Operations of $0.40 per Diluted Share

GRAND RAPIDS, MICHIGAN – November 11, 2015 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week third quarter and 40-week period ended October 10, 2015.

Third Quarter Results

Consolidated net sales for the 12-week third quarter decreased 1.9 percent to $1.78 billion compared to $1.81 billion last year primarily due to lower sales in the Military and Retail segments.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) were $55.2 million compared to $55.9 million for the prior year quarter, representing 3.1 percent of net sales in each year. Adjusted EBITDA is a non-Generally Accepted Accounting Principles (GAAP) financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to operating earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported operating earnings were $29.2 million compared to $33.6 million for the prior year quarter. The decrease was primarily due to higher restructuring and asset impairment charges of $2.0 million compared to the prior year quarter, as well as higher merger integration and acquisition expenses of $3.0 million associated with the repositioning of the distribution network and remodeled retail stores in the western division along with retail system conversions.

Adjusted earnings from continuing operations for the third quarter increased to $18.6 million, or $0.49 per diluted share, from $17.2 million, or $0.46 per diluted share in the third quarter last year. For the current year third quarter, adjusted earnings from continuing operations exclude net after-tax charges of $0.09 per diluted share primarily related to merger integration and acquisition expenses and net restructuring and asset impairment charges. For the prior year third quarter, adjusted earnings from continuing operations excluded net after-tax charges of $0.01 per diluted share related to merger integration expenses and net asset impairment and restructuring gains. Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Reported earnings from continuing operations for the third quarter were $15.2 million, or $0.40 per diluted share, compared to $17.2 million, or $0.45 per diluted share, in the prior year quarter, primarily due to the factors previously mentioned.

“We are pleased with our ability to generate improved third quarter adjusted earnings” stated Dennis Eidson, SpartanNash's President and Chief Executive Officer. “While the sales environment remains more challenging than anticipated, our team continues to strengthen SpartanNash’s value proposition as well as the quality and service that we offer customers across our Retail, Food Distribution and Military segments. During the quarter, we continued to invest in our western store base with the completion of six store remodels and grand re-openings in Omaha and through the initial rollout of our yes Rewards loyalty program into these remodeled stores. We are encouraged by the initial results at these six stores. In addition, we anticipate further benefits from merger integration and improved operational efficiencies through the optimization of our supply chain.”

Gross profit margin for the third quarter was 14.6 percent compared to 14.4 percent in the prior year quarter. The change in gross profit margin rate primarily reflects an increase in fuel margin rates, partially offset by the impact of lower inflation-related gains in the Military segment.

Third quarter operating expenses would have been $224.3 million compared to $227.7 million, representing 12.6 percent of net sales in each year, if net merger integration and acquisition expenses, asset impairment and restructuring charges, and one-time costs related to cost reduction initiatives were excluded from both periods. Reported operating expenses for the third quarter were $229.8 million, or 12.9 percent of sales, compared to $227.8 million, or 12.6 percent of sales, in the same quarter last year.

Food Distribution Segment

Net sales for the Food Distribution segment were $762.3 million in the third quarter compared to $764.3 million in the same quarter last year.

Third quarter adjusted operating earnings for the Food Distribution segment increased to $17.0 million from $15.2 million in the same period last year. In the current year third quarter, adjusted operating earnings exclude $0.5 million of net pre-tax charges consisting primarily of merger integration and acquisition costs and one-time charges related to cost reduction initiatives. The prior year third quarter excludes $1.4 million of pre-tax merger integration expenses. The increase in adjusted operating earnings was due to merger synergies and lower operating costs, including the impact of lower health care costs. Adjusted operating earnings is a non-GAAP operating financial measure. Reported operating earnings for the current year third quarter increased to $16.5 million from $13.8 million in the prior year third quarter.

Retail Segment

Net sales for the Retail segment were $507.2 million in the third quarter compared to $521.7 million in the same quarter last year. The decrease was primarily due to a 3.0 percent decrease in comparable store sales, excluding fuel, $13.2 million in lower sales resulting from the closure of retail stores and fuel centers, and significantly lower retail fuel prices compared to the prior year, partially offset by sales from recently acquired stores. Comparable store sales reflect the low inflationary environment and increased competition in the western markets.

Third quarter adjusted operating earnings for the Retail segment increased to $13.2 million from $12.9 million in the prior year third quarter. In the current year third quarter, adjusted operating earnings exclude $4.0 million of pre-tax merger integration and acquisition costs, and net asset impairment charges. The prior year third quarter excludes $1.2 million of net non-cash pre-tax asset impairment and restructuring gains. The increase in adjusted operating earnings was due to contributions from stores acquired, lower health care costs, improved fuel margins and the impact of store closures in the prior periods, partially offset by the impact of negative comparable store sales, grand re-opening costs, and higher shrink levels in the western stores. Reported operating earnings in the Retail segment were $9.2 million compared to $14.1 million in the prior year quarter.

During the third quarter, the Company completed six major remodels in the Omaha, Nebraska market. The Company ended the quarter with 165 corporate owned stores and 29 fuel centers.

Military Segment

Net sales for the Company's Military segment were $506.0 million compared to $523.6 million in the prior year quarter, primarily due to lower sales at the DeCA-operated commissaries.

Third quarter adjusted operating earnings for the Military segment were $4.5 million compared to $5.7 million in the prior year third quarter. The decrease in adjusted operating earnings was due to lower sales volume and lower inflation-related gains, partially offset by reduced health care costs. In the current year third quarter, adjusted operating earnings exclude $1.1 million of pre-tax restructuring and asset impairment charges related to a facility closure and one-time costs associated with cost reduction initiatives. Reported operating earnings for the Military segment were $3.4 million compared to $5.7 million in the prior year quarter.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the year-to-date period was $129.9 million, compared to $117.4 million in the comparable period last year. The increase was primarily due to improvements in working capital.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $539.4 million as of October 10, 2015, compared to $563.8 million at January 3, 2015. The Company's total net long-term debt-to-capital ratio is 0.41-to-1.0 and net long-term debt to Adjusted EBITDA is 2.30-to-1.0 as of October 10, 2015. Net long-term debt is a non-GAAP financial measure. Long-term debt and capital lease obligations, including current maturities, were $547.9 million at October 10, 2015 compared to $570.3 million at January 3, 2015.

Outlook

Mr. Eidson continued, “We are committed to focusing our efforts on the initiatives that will help drive sales and margins in a challenging operating environment. In our Retail segment, we will continue to implement our operational improvement strategy in our western store base, including the rollout of our marketing and loyalty programs in connection with store re-bannering activities. On the distribution side of the business, we expect to continue to benefit from the optimization of our supply chain in our food distribution and military channels. We believe our value added approach to distribution is gaining traction in our markets and is also gaining us access to new areas of opportunity. As a result, we believe we are well positioned to generate incremental business in both the Food Distribution and Military segments next year.”

For the fourth quarter of fiscal 2015, the Company slightly revised its previously issued guidance for adjusted net earnings from continuing operations to approximate $0.44 per diluted share, excluding merger integration costs and any other one-time expenses. This guidance is based on expectations of the continuation of low inflation levels and the challenging sales environment and is within the Company’s previously issued annual range.

The Company expects capital expenditures for fiscal year 2015 to be in the range of $75.0 million to $80.0 million, with depreciation and amortization of approximately $83.0 million to $84.0 million and total interest expense of approximately $21.0 to $22.0 million, excluding one-time charges.

On November 2, 2015, the Company called for redemption all of the outstanding $50.0 million aggregate principal amount of the 6.625% Senior Notes due December 2016 (the “Notes”). The Company will redeem the Notes for cash using borrowings under its revolving credit facility, with the redemption to occur on December 15, 2015. One-time charges of $1.1 million are expected to be incurred in the current year fourth quarter consisting of the redemption premium and the write-off of unamortized issuance costs. As a result of the redemption, the Company expects to reduce ongoing annual interest expense by approximately $2.0 million, partially offset by future interest rate increases.

Conference Call

A telephone conference call to discuss the Company’s third quarter of fiscal 2015 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, November 12, 2015. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (SPTN) is a Fortune 400 company and the largest grocery distributor serving U.S. military commissaries and exchanges in the world, in terms of revenue. The Company's core businesses include distributing grocery products to military commissaries and exchanges and independent and corporate-owned retail stores located in 46 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 164 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and SunMart.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words "outlook," "optimistic," "committed," "anticipates," "appears," "believe," "continue," "expects," "look forward," "guidance," "target," "opportunities," "design," "focus," "confident," "position," "taking steps," "intend," "seek," or "plan" or similar expressions or that an event or trend "may," "will," or is "likely to" occur, or is "beginning." Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores' and Nash Finch's business and the combined company's ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
	October 10,		October 4,		October 10,	October 4,
	2015		2014		2015	2014
Net sales	$1,775,401		$1,809,571		$5,883,948	$5,953,473
Cost of sales	1,516,352		1,548,162		5,026,611	5,079,612
Gross profit	259,049		261,409		857,337	873,861

Operating expenses
Selling, general and administrative	224,648		227,690		752,452	771,961
Merger integration and acquisition	4,417		1,379		7,252	8,128
Restructuring charges (gains) and asset impairment	760		(1,272)		7,762	(67)
Total operating expenses	229,825		227,797		767,466	780,022

Operating earnings	29,224		33,612		89,871	93,839

Other (income) and expenses
Interest expense	4,983		5,467		16,627	18,416
Other, net	(148)		(1)		(202)	4
Total other expenses, net	4,835		5,466		16,425	18,420

Earnings before income taxes and discontinued operations	24,389		28,146		73,446	75,419
Income taxes	9,141		10,977		27,444	28,336
Earnings from continuing operations	15,248		17,169		46,002	47,083

Earnings (loss) from discontinued operations, net of taxes	145		(73)		(21)	(358)
Net earnings	$15,393		$17,096		$45,981	$46,725

Basic earnings per share:
Earnings from continuing operations	$0.41		$0.46		$1.22	$1.25
Earnings (loss) from discontinued operations	—		(0.01)	*	—	(0.01)
Net earnings	$0.41		$0.45		$1.22	$1.24

Diluted earnings per share:
Earnings from continuing operations	$0.40		$0.45		$1.22	$1.25
Earnings (loss) from discontinued operations	0.01	*	—		—	(0.01)
Net earnings	$0.41		$0.45		$1.22	$1.24

Weighted average shares outstanding:
Basic	37,553		37,717		37,617	37,678
Diluted	37,653		37,778		37,735	37,749

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 10, 2015	October 4, 2014
Assets
Current assets
Cash and cash equivalents	$8,510	$8,048
Accounts and notes receivable, net	320,019	305,433
Inventories, net	573,320	612,901
Prepaid expenses and other current assets	24,494	34,093
Property and equipment held for sale	4,002	11,013
Total current assets	930,345	971,488

Property and equipment, net	586,361	596,294
Goodwill	331,612	297,352
Other assets, net	118,035	126,135

Total assets	$1,966,353	$1,991,269

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$365,818	$411,279
Accrued payroll and benefits	63,693	64,307
Other accrued expenses	36,824	43,851
Deferred income taxes	29,453	22,987
Current maturities of long-term debt and capital lease obligations	21,993	7,349
Total current liabilities	517,781	549,773

Long-term liabilities
Deferred income taxes	89,148	91,602
Postretirement benefits	17,070	18,855
Other long-term liabilities	37,870	37,261
Long-term debt and capital lease obligations	525,889	549,530
Total long-term liabilities	669,977	697,248

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,596 and 37,625 shares outstanding	520,953	521,875
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,233)	(8,375)
Retained earnings	268,875	230,748
Total shareholders’ equity	778,595	744,248

Total liabilities and shareholders’ equity	$1,966,353	$1,991,269

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

(Unaudited)	40 Weeks Ended
(In thousands)	October 10, 2015	October 4, 2014
Cash flows from operating activities
Net cash provided by operating activities	$129,869	$117,385
Net cash used in investing activities	(71,497)	(54,362)
Net cash used in financing activities	(47,486)	(63,912)
Net cash used in discontinued operations	(8,819)	(279)
Net increase (decrease) in cash and cash equivalents	2,067	(1,168)
Cash and cash equivalents at beginning of period	6,443	9,216
Cash and cash equivalents at end of period	$8,510	$8,048

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
	October 10, 2015		October 4, 2014		October 10, 2015		October 4, 2014
Military Segment:
Net sales	$505,971	28.5%	$523,553	28.9%	$1,702,412	29.0%	$1,710,122	28.7%
Operating earnings	$3,438		$5,651		$13,491		$15,956
Food Distribution Segment:
Net sales	$762,250	42.9%	$764,288	42.3%	$2,531,428	43.0%	$2,503,216	42.1%
Operating earnings	$16,540		$13,834		$56,195		$38,713
Retail Segment:
Net sales	$507,180	28.6%	$521,730	28.8%	$1,650,108	28.0%	$1,740,135	29.2%
Operating earnings	$9,246		$14,127		$20,185		$39,170
Total:
Net sales	$1,775,401	100.0%	$1,809,571	100.0%	$5,883,948	100.0%	$5,953,473	100.0%
Operating earnings	$29,224		$33,612		$89,871		$93,839

Table 2: Reconciliation of Operating Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Operating earnings	$29,224	$33,612	$89,871	$93,839
Adjustments:
LIFO expense	178	1,550	3,195	5,077
Depreciation and amortization	19,722	19,951	64,960	66,921
Restructuring charges (gains) and asset impairment	760	(1,272)	7,762	(67)
Merger integration and acquisition	4,417	1,379	7,252	8,128
Fees and expenses related to tax planning strategies	—	—	569	—
Stock based compensation	808	953	6,470	6,017
Other non-cash charges (gains)	123	(262)	(409)	(812)
Adjusted EBITDA	$55,232	$55,911	$179,670	$179,103
Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$3,438	$5,651	$13,491	$15,956
Adjustments:
LIFO (income) expense	(59)	359	620	1,192
Depreciation and amortization	2,838	2,751	9,381	8,580
Restructuring charges and asset impairment	984	—	984	—
Merger integration and acquisition	—	3	—	27
Fees and expenses related to tax planning strategies	—	—	75	—
Stock based compensation	144	86	998	502
Other non-cash charges (gains)	101	4	204	(55)
Adjusted EBITDA	$7,446	$8,854	$25,753	$26,202
Food Distribution:
Operating earnings	$16,540	$13,834	$56,195	$38,713
Adjustments:
LIFO expense	16	794	1,575	2,551
Depreciation and amortization	6,131	6,931	20,836	23,105
Restructuring charges (gains) and asset impairment	41	—	(237)	1,029
Merger integration and acquisition	323	1,375	1,359	8,097
Fees and expenses related to tax planning strategies	—	—	282	—
Stock based compensation	363	440	2,992	2,839
Other non-cash charges (gains)	123	(96)	164	(16)
Adjusted EBITDA	$23,537	$23,278	$83,166	$76,318
Retail:
Operating earnings	$9,246	$14,127	$20,185	$39,170
Adjustments:
LIFO expense	221	397	1,000	1,334
Depreciation and amortization	10,753	10,269	34,743	35,236
Restructuring (gains) charges and asset impairment	(265)	(1,272)	7,015	(1,096)
Merger integration and acquisition	4,094	1	5,893	4
Fees and expenses related to tax planning strategies	—	—	212	—
Stock based compensation	301	427	2,480	2,676
Other non-cash gains	(101)	(170)	(777)	(741)
Adjusted EBITDA	$24,249	$23,779	$70,751	$76,583

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as operating earnings plus depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted EBITDA provides a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Operating earnings	$29,224	$33,612	$89,871	$93,839
Adjustments:
Merger integration and acquisition	4,417	1,379	7,252	8,128
Restructuring charges (gains) and asset impairment	760	(1,272)	7,762	(67)
One-time charges related to cost reduction initiatives	371	—	371	—
Fees and expenses related to tax planning strategies	—	—	569	—
Adjusted operating earnings	$34,772	$33,719	$105,825	$101,900
Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$3,438	$5,651	$13,491	$15,956
Adjustments:
Merger integration and acquisition	—	3	—	27
Restructuring charges and asset impairment	984	—	984	—
One-time charges related to cost reduction initiatives	95	—	95	—
Fees and expenses related to tax planning strategies	—	—	75	—
Adjusted operating earnings	$4,517	$5,654	$14,645	$15,983
Food Distribution:
Operating earnings	$16,540	$13,834	$56,195	$38,713
Adjustments:
Merger integration and acquisition	323	1,375	1,359	8,097
Restructuring charges (gains) and asset impairment	41	—	(237)	1,029
One-time charges related to cost reduction initiatives	116	—	116	—
Fees and expenses related to tax planning strategies	—	—	282	—
Adjusted operating earnings	$17,020	$15,209	$57,715	$47,839
Retail:
Operating earnings	$9,246	$14,127	$20,185	$39,170
Adjustments:
Merger integration and acquisition	4,094	1	5,893	4
Restructuring (gains) charges and asset impairment	(265)	(1,272)	7,015	(1,096)
One-time charges related to cost reduction initiatives	160	—	160	—
Fees and expenses related to tax planning strategies	—	—	212	—
Adjusted operating earnings	$13,235	$12,856	$33,465	$38,078

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings and adjusted operating earnings by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended
	October 10, 2015			October 4, 2014
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$15,248	$0.40		$17,169	$0.45
Adjustments, net of taxes:
Merger integration and acquisition	2,778	0.07		807	0.03	*
Restructuring charges (gains) and asset impairment	469	0.01		(782)	(0.02)
One-time charges related to cost reduction initiatives	229	0.01		—	—
Favorable settlement of unrecognized tax liability	(94)	—		—	—
Adjusted earnings from continuing operations	$18,630	$0.49		$17,194	$0.46
* Includes rounding
	40 Weeks Ended
	October 10, 2015			October 4, 2014
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$46,002	$1.22		$47,083	$1.25
Adjustments, net of taxes:
Merger integration and acquisition	4,474	0.12		4,999	0.13
Restructuring charges (gains) and asset impairment	4,793	0.12	*	(41)	—
One-time charges related to cost reduction initiatives	229	0.01		—	—
Tax planning strategies, net of fees and expenses	(382)	(0.01)		—	—
Favorable settlement of unrecognized tax liability	(94)	—		(595)	(0.02)
Adjusted earnings from continuing operations	$55,022	$1.46		$51,446	$1.36
* Includes rounding

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)
(In thousands)	October 10, 2015	January 3, 2015
Current maturities of long-term debt and capital lease obligations	$21,993	$19,758
Long-term debt and capital lease obligations	525,889	550,510
Total debt	547,882	570,268
Cash and cash equivalents	(8,510)	(6,443)
Total net long-term debt	$539,372	$563,825

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

12 Weeks Ending January 2, 2016
Earnings from continuing operations	$0.41
Adjustments, net of taxes:
Restructuring and asset impairment	0.01
Merger integration and acquisition	—
One-time charges related to redemption of 2016 Senior Notes	0.02
Adjusted earnings from continuing operations	$0.44